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                                                                     EXHIBIT 8.b

            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]


                                                         May 3, 2002


Alpha Industries, Inc.
20 Sylvan Road
Woburn, MA  01801

Gentlemen:

     We have acted as special tax counsel to Alpha Industries, Inc. ("Alpha"), a Delaware corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Reorganization, dated as of December 16, 2001, as amended as of April 12, 2002 (the "Merger Agreement"), among Alpha, Conexant Systems, Inc., a Delaware corporation ("Conexant"), and Washington Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Conexant ("Washington"), and (ii) the preparation and filing of the Registration Statement on Form S-4 (File No. 333-83768) with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on March 5, 2002 and Amendment No. 1 thereto filed with the Commission on April 16, 2002 and Amendment No. 2 thereto filed with the Commission on May 3, 2002 (such Registration Statement, as so amended, herein called the "Registration Statement"), which includes a proxy statement/prospectus- information statement (the "Proxy Statement/Prospectus-Information Statement"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

     In connection with this opinion, we have examined the Merger Agreement, the Distribution Agreement, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied upon statements, representations, and covenants made by Alpha, Conexant and Washington, and the facts, representations, assumptions and other information stated in the Proxy Statement/Prospectus-Information Statement, the ruling request Conexant submitted to the Internal Revenue Service (the "IRS"), as supplemented with further submissions to the IRS (the "Ruling Request"), and such other documents as we have deemed appropriate, and we have assumed that such statements and representations are true without regard to any qualifications as to knowledge, belief, materiality or substantiality. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts, representations and covenants concerning the Contribution, Distribution and Merger that have come to our attention during our engagement, (ii) that the Contribution, Distribution and Merger will be consummated in accordance with the

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Distribution Agreement and the Merger Agreement and as described in the Proxy
Statement/Prospectus-Information Statement (and that no transaction or condition stated therein and material to this opinion will be waived by any party), and
(iii) the receipt and continuing validity of the private letter ruling issued by the IRS pursuant to the Ruling Request in form and in substance reasonably satisfactory to Conexant and Alpha (the "Ruling") providing that the Contribution and the Distribution will qualify as a reorganization under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, validity and completeness of the items described above on which we are relying.

     Based upon and subject to the foregoing, and subject to the limitations, and qualifications set forth in the Proxy Statement/Prospectus-Information Statement, we hereby confirm our opinion set forth in the discussion therein under the heading "U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF TRANSACTION AND THE MERGER" (the "Discussion") regarding the material U.S. federal income tax consequences of the Merger to Alpha and Alpha's stockholders. We express no opinion as to whether the Discussion addresses all of the U.S. federal income tax consequences of the Merger. In addition, we express no opinion as to the U.S. federal, state, local, foreign or other tax consequences of the Contribution or the Distribution, or of the Merger to Conexant, Washington or their stockholders. No opinion is expressed on any matters other than those specifically addressed herein. Further, there can be no assurances that the opinion expressed herein will be accepted by the IRS or, if challenged, by a court. This opinion is delivered in accordance with the requirements of
Item 601(b)(8) of Regulation S-K under the Securities Act.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, rulings, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect)
(i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation or assumption stated herein that becomes untrue or incorrect.

     This letter is furnished to you for use in connection with the Registration Statement and is solely for your benefit and the benefit of your stockholders that are solicited to vote on the Merger. It is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. This letter may not be relied upon or used by any entity or person other than you and your stockholders that are solicited to vote on the Merger. Our opinion is not intended to be, nor should it be construed to be, specific tax advice to any stockholder of Alpha. Accordingly, each such stockholder is urged to consult with his or her own tax advisor as to the particular tax consequences to him or her of the Merger. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the headings "RISK FACTORS", "THE MERGER AGREEMENT --


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Conditions", "U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF TRANSACTION
AND THE MERGER" and "LEGAL MATTERS" in the Proxy Statement/Prospectus-Information Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,
                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP

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